AMENDED AND RESTATED LEASE AGREEMENT


                                     between


                  STATE OF COLORADO, ACTING BY AND THROUGH THE
                    STATE BOARD OF LAND COMMISSIONERS, LESSOR


                                       and


                     RANGEVIEW METROPOLITAN DISTRICT, LESSEE

                                Lease No. S-37280

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1  Definitions. . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2  Preliminary Matters. . . . . . . . . . . . . . . . . .   5

ARTICLE 3  Effective Date . . . . . . . . . . . . . . . . . . . .   5
     3.1   Effective Date of This Agreement . . . . . . . . . . .   5
     3.2   Amendment. . . . . . . . . . . . . . . . . . . . . . .   5
     3.3   Objectives of This Agreement . . . . . . . . . . . . .   5
     3.4   Rangeview. . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 4  Leased Premises. . . . . . . . . . . . . . . . . . . .   6
     4.1   General Description of Water Subject to This Agreement   6

ARTICLE 5  Grant of Lease . . . . . . . . . . . . . . . . . . . .   6
     5.1   Grant. . . . . . . . . . . . . . . . . . . . . . . . .   6
     5.2   Term . . . . . . . . . . . . . . . . . . . . . . . . .   7
     5.3   Effect of Expiration of the Agreement. . . . . . . . .   7
     5.4   Land Board's Legal Right to Water. . . . . . . . . . .   7
     5.5   Sale of Land . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 6  Right to Sell Water. . . . . . . . . . . . . . . . . .   8
     6.1   Rangeview's Conveyance of Export Water . . . . . . . .   8
     6.2   Right to Artificially Recharge . . . . . . . . . . . .  10
     6.3   Water Available to Export. . . . . . . . . . . . . . .  13
     6.4   Sale of Use of Water on the Lowry Range. . . . . . . .  13
     6.5   Quality of Water . . . . . . . . . . . . . . . . . . .  14
     6.6   Termination of Export Water. . . . . . . . . . . . . .  14

ARTICLE 7  Rent and Royalty Payments to Land Board. . . . . . . .  15
     7.1   Annual Rent. . . . . . . . . . . . . . . . . . . . . .  15
     7.2   Royalty for Export Water . . . . . . . . . . . . . . .  15
     7.3   Royalties for On-site Use. . . . . . . . . . . . . . .  18
     7.5   Payment of Royalty . . . . . . . . . . . . . . . . . .  19
     7.6   Reporting. . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 8  Development of Infrastructure
           and Water Service on the Lowry Range . . . . . . . . .  21
     8.1   Rangeview Shall Serve. . . . . . . . . . . . . . . . .  21
     8.2   Water Fees and Rates . . . . . . . . . . . . . . . . .  21
     8.3   Substitution of Facilities . . . . . . . . . . . . . .  21
     8.4   Right to Use Transmission Lines; Infrastructure. . . .  22
     8.5   Title to Equipment and Improvements. . . . . . . . . .  23
     8.6   Future Leases. . . . . . . . . . . . . . . . . . . . .  23
     8.7   Rangeview District Boundaries. . . . . . . . . . . . .  23
     8.8   Development of Lowry Range . . . . . . . . . . . . . .  23
     8.9   Reserves . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 9  Service Provider Contract. . . . . . . . . . . . . . .  24
     9.1   Service Provider for Rangeview . . . . . . . . . . . .  24


                                     -ii-

ARTICLE 10 East Cherry Creek Valley
           Water and Sanitation District. . . . . . . . . . . . .  26
     10.1  Terms and Revenue. . . . . . . . . . . . . . . . . . .  26
     10.2  Title Reversion. . . . . . . . . . . . . . . . . . . .  26

ARTICLE 11 Rights-of-Way. . . . . . . . . . . . . . . . . . . . .  26
     11.1  Master Plan. . . . . . . . . . . . . . . . . . . . . .  26
     11.2  Fee for Right-of-Way . . . . . . . . . . . . . . . . .  27
     11.3  License to Service Provider. . . . . . . . . . . . . .  27

ARTICLE 12 Bonding Requirements . . . . . . . . . . . . . . . . .  27
     12.1  Bond . . . . . . . . . . . . . . . . . . . . . . . . .  27
     12.2  Bond of Contractors. . . . . . . . . . . . . . . . . .  27

ARTICLE 13 Default and Remedies . . . . . . . . . . . . . . . . .  28
     13.1  Events of Default. . . . . . . . . . . . . . . . . . .  28
     13.2  Remedies . . . . . . . . . . . . . . . . . . . . . . .  29
     13.3  No Waiver. . . . . . . . . . . . . . . . . . . . . . .  30
     13.4  Land Board's Right to Cure Rangeview's Breach. . . . .  30

ARTICLE 14 Improvements . . . . . . . . . . . . . . . . . . . . .  31
     14.1  Transfer of Improvements . . . . . . . . . . . . . . .  31
     14.2  Abandonment of Export Water Facilities . . . . . . . .  31

ARTICLE 15 General Provisions . . . . . . . . . . . . . . . . . .  31
     15.1  Assignment by Rangeview. . . . . . . . . . . . . . . .  31
     15.2  Work Requirements. . . . . . . . . . . . . . . . . . .  32
     15.3  Third Party Beneficiaries. . . . . . . . . . . . . . .  33
     15.4  Notice . . . . . . . . . . . . . . . . . . . . . . . .  33
     15.5  Construction . . . . . . . . . . . . . . . . . . . . .  34
     15.6  Entire Agreement . . . . . . . . . . . . . . . . . . .  34
     15.7  Authority. . . . . . . . . . . . . . . . . . . . . . .  34
     15.8  Copies . . . . . . . . . . . . . . . . . . . . . . . .  34
     15.9  Amendment. . . . . . . . . . . . . . . . . . . . . . .  34
     15.10 Compliance with Law. . . . . . . . . . . . . . . . . .  34
     15.11 Binding Effect . . . . . . . . . . . . . . . . . . . .  35
     15.12 Severability . . . . . . . . . . . . . . . . . . . . .  35
     15.13 Optimum Long-Term Revenue. . . . . . . . . . . . . . .  35
     15.14 Further Assurance. . . . . . . . . . . . . . . . . . .  35
     15.15 Governing Law. . . . . . . . . . . . . . . . . . . . .  35
     15.16 Arbitration. . . . . . . . . . . . . . . . . . . . . .  35
     15.17 Litigation . . . . . . . . . . . . . . . . . . . . . .  36
     15.18 Duty of Good Faith and Fair Dealing. . . . . . . . . .  36
     15.19 Force Majeure. . . . . . . . . . . . . . . . . . . . .  36

                                    EXHIBITS
                                    --------


Exhibit  A          Water  Previously  Conveyed

Exhibit  B          Service  Agreement

Exhibit  C          Export  Water  Contract

Exhibit  D          Master  Plan  of  Well  Field  and  Rights-of-Way

Exhibit  E          Pipe  Sizes

Exhibit  F          Right-of-Way  Grant  Form

Exhibit  G          Service  Provider  Right-of-Way  License

Exhibit  H          Export  Water  Contractor  Right-of-Way  License

                      AMENDED AND RESTATED LEASE AGREEMENT
                      ------------------------------------


     THIS AMENDED AND RESTATED LEASE AGREEMENT is by and between the State of Colorado, acting through its State Board of Land Commissioners and Rangeview Metropolitan District, a state quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its water activity enterprise.

     NOW, THEREFORE, in consideration of the promises hereinafter stated, to be kept and performed by the Parties, their successors and assigns, the Parties agree as follows:


                                    ARTICLE 1
                                    ---------
                                   Definitions
                                   -----------

     "Agreement" shall be defined to mean this Amended and Restated Lease Agreement, Lease No. S-37280, dated April 4, 1996.

     "Annual  Rent"  shall  be  defined  as  set  forth  in  Section  7.1.

     "Construction"  shall  be  defined  as  set  forth  in  Section  5.1.

     "Delivered  Basis"  shall  be  defined  as  set forth in Section 7.2(d)(2).

     "Effective  Date"  shall  be  defined  as  set  forth  in  Section  3.1.

     "East Cherry Creek Agreement" shall be defined to mean that certain agreement dated July 8, 1983 by and between OAR, Incorporated (Rangeview's predecessor), and East Cherry Creek Valley Water and Sanitation District.

     "ECCV" shall be defined to mean East Cherry Creek Valley Water and Sanitation District.

     "Enterprise" shall be defined as Rangeview's water activity enterprise established by resolution of Rangeview adopted at a public meeting of Rangeview's board of directors on September 11, 1995, and effective as of the date of its adoption.

     "Entitlement Basis" shall be defined to mean a sale or other disposition of water to a third party with the third party bearing all costs of withdrawal, treatment and delivery.

     "Export  Water"  shall  be  defined  as  set  forth  in  Section  6.1.

     "Export  Water  Contractor"  shall  be defined as set forth in Section 6.1.

     "Export Water Purchaser" shall be defined to mean the person or entity who purchases Export Water other than the Export Water Contractor and a retail end user.

     "Force  Majeure"  shall  be  defined  as  set  forth  in  Section  15.20.

     "Gross Revenues" shall be defined to mean all pre-tax amounts or consideration actually received directly or indirectly by Rangeview or the Export Water Contractor, as applicable, from the sale or other disposition of Water Rights, including tap fees, usage fees, service charges and all other revenues, excluding taxes and refunds.

     "Index" shall be defined to mean the Consumer Price Index for Urban Consumers-All items (CPI-U) published by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Index shall subsequently be converted to a different standard reference base or otherwise revised, the determination involved shall be made with the use of such conversion factor, formula or table for converting said Index as may be published by the Bureau of Labor Statistics, or if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information. In the event that the Index shall cease to be published, then for the purposes of this Agreement, there shall be substituted such other index as the Parties shall agree upon, and if they are unable to agree, then ninety (90) days after the Index ceases to be published, such matters shall be determined by arbitration as provided in Section 15.16 of this Agreement.

     "Initial Export Royalty Rates" shall be defined as set forth in Section 7.2(a).

     "Initial  Permitted  Sale"  shall  be  defined as set forth in Section 6.1.

     "Land Board" is defined to mean the State of Colorado acting by and through its State Board of Land Commissioners.

     "Lease"  is  defined  to  mean  the  aggregate  of  the  following:

     a. Lease S-37280, dated April 26, 1982 between the Land Board and OAR, Inc., whose rights and obligations were subsequently conveyed to Lowry Range Metropolitan District, now known as Rangeview;

     b.     Amendment  to  Lease  S-37280,  dated  February  22,  1983;

     c.     Amendment  to  Lease  S-37280,  dated  December  19,  1983;

     d.     Amendment  to  Lease  S-37280,  dated  November  26,  1984;

     e.     Amendment  to  Lease  S-37280,  dated  June  5  and  6,  1986;

     f.     Transfer  Agreement  dated  December 8, 1986 ("Transfer Agreement");
and

     g.     Novation  Agreement  dated  December 7, 1988 ("Novation Agreement").

     "Litigation" is defined to mean the case entitled Apex Investment Firm, II, L.P., et al. v. Colorado State Board of Land Commissioners, et al., Case No. 94CV5405, District Court, in and for the City and County of Denver, State of Colorado.

     "Lowry Range" shall be defined to mean the approximately 24,567.21 acres, more or less, according to U.S. Government survey, in Arapahoe County, Colorado more particularly described as follows:

          Township  5  South,  Range 64 West of the 6th P.M., Sections 7 through
          --------------------------------------------------
          10:  all;  Sections  15  through 22: all; Sections 27 through 34: all.

          Township 4 South, Range 65 West of the 6th P.M., Sections 33: all; and
          -----------------------------------------------
          34:  all.

          Township  5  South,  Range  65  West  of the 6th P.M., Section 3: all;
          -----------------------------------------------------
          Sections 10 through 15: all, less certain surface rights granted for the Aurora Reservoir (but including the water under the Aurora Reservoir) in Section 15; Sections 22 through 27: all, less certain surface rights granted for the Aurora Reservoir (but including the water under the Aurora Reservoir) in Section 22; Sections 35 and 36: all; Section 34: north 2,183.19 feet.

          Township  5  South,  Range  66 West, of the 6th P.M., Section 36: all.
          ----------------------------------------------------

     "Non-Export Water" shall be defined to mean the Water Rights other than (i) the Export Water and (ii) the water subject to the East Cherry Creek Agreement.

     "Off-Site" shall be defined to mean outside the boundaries of the Lowry Range.

     "Operating Expenses" shall mean all actual maintenance and operating costs incurred by Rangeview or its Service Provider in discharging Rangeview's obligations to provide Non-Export Water to Water Users as required by Section
8.1. Such Operating Expenses may include, for example, expenses for repairs to the infrastructure; salaries, wages and employee benefit expenses; fees for services, materials and supplies; rents, administrative and general expenses; insurance expenses; fees for legal, engineering, accounting and other consulting and technical services; and taxes and other governmental charges. Such Operating Expenses shall not include expenditures which are properly capitalized under generally accepted accounting principles, depreciation or obsolescence charges or reserves therefor, reserves for any other purpose, amortization of intangibles or other bookkeeping entries of a similar nature, interest charges and charges for the payment of principal or amortization of bonded or other indebtedness, royalties, or losses from the sale, abandonment, reclassification, re-evaluation or other disposition of capitalized assets.

     "Parties"  shall  be  defined  to  mean  the  Land  Board  and  Rangeview.

     "Rangeview" shall be defined to mean Rangeview Metropolitan District, a State quasi-municipal corporation and political subdivision of the State of Colorado, acting directly as such or acting by and through the Enterprise.

     "Reserved  Water"  shall  be  defined  as  set  forth  in  Section  5.1(e).

     "Retail Sales Price" shall be defined to mean the gross rates and charges per 1,000 gallons charged by a municipality, water district or other water provider to retail end users of the water.

     "Royalty  Base"  shall  be  defined  as  set  forth  in  Section  7.2(b).

     "Sale of Water" or similar phrases used herein shall mean the sale of the rights as set forth in Section 5.1 and Section 6.1.

     "Service  Agreement"  shall  be  defined  as  set  forth  in  Section  6.4.

     "Service Provider" shall be defined to mean any entity, other than Rangeview, actually delivering the Non-Export Water and related services to the Water Users as permitted by Article 9.

     "Settlement Agreement" shall be defined to mean the Settlement Agreement and Mutual Release dated April 4, 1996 among the Parties and the other parties in the Litigation.

     "Substitute  Facilities"  shall  be  defined  as  set forth in Section 8.3.

     "Water  Interest  Ratio"  shall  be  defined  as  set forth in Section 8.3.

     "Water  Rights"  shall  be  defined  as  set  forth  in  Section  5.1.

     "Water Users" shall be defined to mean surface tenants, occupants, developers, land owners and all other water users on the Lowry Range.


                                    ARTICLE 2
                                    ---------
                               Preliminary Matters
                               -------------------

     2.1 A dispute has arisen between the Parties and others concerning the status of the Lease as evidenced in part by the claims asserted by and against various parties in the Litigation.

     2.2 The Parties to this Agreement desire to: (1) amend and completely restate the rights and obligations of the Lease; (2) acknowledge and agree that the Lease as amended and completely restated by this Agreement is valid and enforceable; (3) eliminate uncertainty surrounding the Lease as amended and completely restated by this Agreement; and (4) resolve all issues between the Parties to this Agreement which are related to all issues which have been raised or could be raised in connection with the Litigation.


                                    ARTICLE 3
                                    ---------
                                 Effective Date
                                 --------------

     3.1     EFFECTIVE  DATE OF THIS AGREEMENT.  This Agreement shall be binding
             ---------------------------------
on the date it is fully executed and delivered by the Parties subject only to, as a condition subsequent, entry of the final non-appealable order of the Denver District Court in the Litigation approving this Agreement and the related Settlement Agreement. The date of the final non-appealable order of the Denver District Court shall be deemed the Effective Date of this Agreement. The Parties agree to cooperate and to use their best efforts to obtain prompt entry of a final non-appealable order.

     3.2     AMENDMENT.  This  Agreement  amends,  restates in its entirety, and
             ---------
supersedes in all respects the Lease, and from and after the Effective Date, this Agreement, including the Exhibits hereto and the Settlement Agreement, shall control and define the rights and obligations of the Parties with respect to the subject matter of this Agreement.

     3.3     OBJECTIVES  OF  THIS AGREEMENT.  The Parties acknowledge that it is
             ------------------------------
in their best interests to arrange for water development on the Lowry Range to be pursued in a manner which encourages efficient and economical use of the water resources which are the subject of this Agreement and encourages surface development on the Lowry Range. Rangeview has the objective of acquiring an adequate water supply to provide water delivery to Water Users pursuant to this Agreement and, subject to the terms of this Agreement, to apply the Export Water to a use which creates revenue and thereby provides additional royalty payments to the Land Board. In order to achieve this objective, the Parties acknowledge that Rangeview's first priority for utilization of its available revenues will be the fulfillment of its commitment to provide water service to its Water Users. The Land Board contemplates that it may lease, sell, or otherwise dispose of portions of the surface of the Lowry Range at some undetermined point in the future and anticipates that the availability and provision of water service to the Lowry Range pursuant to this Agreement may promote development on the Lowry Range.

     3.4     RANGEVIEW.  The  Enterprise  agrees  that it shall cause Rangeview,
             ---------
acting directly and not through the Enterprise, to execute and deliver a guaranty of this Agreement in the form attached hereto as Exhibit I.


                                    ARTICLE 4
                                    ---------
                                 Leased Premises
                                 ---------------

     4.1     GENERAL  DESCRIPTION OF WATER SUBJECT TO THIS AGREEMENT.  Except as
             -------------------------------------------------------
otherwise reserved to the Land Board in Section 5.1 below, this Agreement shall encompass the use of all of the waters on and under the surface of the Lowry Range.


                                    ARTICLE 5
                                    ---------
                                 Grant of Lease
                                 --------------

     5.1     GRANT.  Subject  to the terms, conditions and limitations set forth
             -----
in this Agreement, the Land Board hereby leases to Rangeview the right and privilege during the term of this Agreement to divert and put to beneficial use all water on and under the surface of the Lowry Range, including all rights to the first use, reuse, successive use and disposition of such water, together with the right to use as much of the surface and underground portions of the Lowry Range as provided in Article 11 of this Agreement as may be reasonably required in the exercise of the rights granted by this Agreement, including, in accordance with commercially reasonable and prudent water provider practice in Colorado, the right to drill and build wells, construct buildings (except office and other such buildings not directly necessary for the extraction and transportation of water), make excavations, stockpiles, dumps, drains, roads, power lines, pipelines, and other improvements (all such activity hereinafter being referred to as "Construction"), but only as may be reasonably necessary for the development and delivery of the water pursuant to this Agreement. The foregoing items exclusive of the reservations set forth below are collectively referred to as the "Water Rights."

     Reserving,  however,  to  the  Land  Board:

          (a) Except as are herein specifically granted, the right to exercise all rights and privileges of every type and nature which are incident to the ownership of the Lowry Range, or any part thereof, at any time, for any purpose, including, without limitation, the right to explore, prospect for and extract oil and gas and other minerals, including sand and gravel, on or under said land, in a manner not inconsistent with the full exercise by Rangeview of the rights and privileges herein granted;

          (b) The right at any time to go upon those portions of the Lowry Range not exclusively utilized by Rangeview and the right at all reasonable times upon five (5) days' written notice during the term of this Agreement to go upon those portions of the Lowry Range exclusively utilized by Rangeview and every part thereof for the purpose of inspecting same, including metering, measuring and other similar devices, and, in accordance with Section 7.6, to inspect the books of accounts and records of water development and use therein, and of ascertaining whether or not Rangeview, and those entities holding under and buying from or contracting with Rangeview, are carrying out the terms, covenants and agreements of this Agreement;

          (c) All interests in the Water Rights and all interests in the Lowry Range previously granted by the Land Board identified in EXHIBIT A;

          (d)     The  Land  Board's  recharge  rights  set forth in 6.2(b); and

          (e) A total of 1,135 acre feet annually of non-tributary and not non-tributary (as defined by statute) water blended proportionally from all aquifers based on water court decrees adjudicating water under the Lowry Range as such decrees may be amended from time to time ("Reserved Water"). Except for the restriction on sale set forth in Section 6.1(b), this Reserved Water shall not be subject to this Agreement and is released by Rangeview in favor of Land Board.

     5.2     TERM.  The  term  of  the  Lease  commenced at 12:00 noon on May 1,
             ----
1982, and, as amended by this Agreement, shall expire at 12:00 noon on May 1, 2081 unless terminated earlier in accordance with the terms of this Agreement or otherwise extended.

     5.3     EFFECT OF EXPIRATION OF THE AGREEMENT.  Upon expiration, or earlier
             -------------------------------------
termination of the term of this Agreement, the right to the use of the Non-Export Water shall automatically and without further act of the Parties or anyone else revert to the Land Board. To the extent Non-Export Water is actually being delivered to provide water service to Water Users, the Land Board agrees that such water will continue to be made available to

Water Users under commercially reasonable agreements to be negotiated at the time of such expiration or termination, which agreements shall include adequate revenue for the Land Board. In the event no agreement is reached, then the terms of such agreements shall be determined by arbitration pursuant to Section 15.16.

     5.4     LAND  BOARD'S LEGAL RIGHT TO WATER.  The Land Board hereby warrants
             ----------------------------------
and represents that, except as provided in EXHIBIT A, it has all right, title and interest in the Water Rights granted to Rangeview and it has not granted such rights to any other person or entity. Rangeview agrees to pursue diligently (1) the adjudication of all of the Water Rights, and (2) the development of the Water Rights as necessary to provide water service to Water Users in a commercially reasonable time and manner and in accordance with prudent water provider practice in Colorado, without cost or legal expense to the Land Board. The Land Board shall reasonably cooperate and render assistance with respect to all permits, applications, filings and documents related to Rangeview's activity in adjudicating all of the Water Rights and shall be provided courtesy copies of such papers five (5) days before they are filed. It is further agreed by the Parties hereto that all permits, applications, filings, documents and decrees in connection with establishing such Water Rights shall bear the name of, and be made in the name of Land Board and, if necessary, Rangeview, as lessee. Legal title to the Water Rights shall be held in the name of the Land Board except to the extent reasonably necessary to include Rangeview, as lessee, in water decrees, without cost to the Land Board, and any water rights adjudicated on and under the Lowry Range shall automatically become Water Rights under this Agreement. Nothing in this Agreement shall be deemed to prohibit Rangeview from adjudicating in its sole name and for its sole benefit any other Off-Site water rights not subject to this Agreement.

     Unless expressly agreed to by the Land Board in writing and in its sole discretion, the Water Rights, the water system to be constructed, and the rights-of-way on and aquifers under the Lowry Range required to deliver both Export and Non-Export Water, and any other rights granted hereunder, shall not be used for any business or other purpose except to provide water service consistent with this Agreement and the water decrees by which such Water Rights have been or may be adjudicated.

     5.5     SALE OF LAND.  C.R.S. 36-1-118(4) provides that the Land Board may,
             ------------
in its discretion, offer for sale any land leased at any time during the term of any lease as though said lease had not been executed, or it may withdraw such land from sale during the full term of the lease. The Land Board affirms that the right to develop, divert, convey and use the Water Rights and the interest in the surface of the Lowry Range conferred by Article 11 of this Agreement shall be withdrawn from sale until this Agreement terminates in accordance with the provisions hereof.


                                    ARTICLE 6
                                    ---------
                               Right to Sell Water
                               -------------------

     6.1     RANGEVIEW'S  CONVEYANCE  OF  EXPORT  WATER.
             ------------------------------------------

          (a) As of the Effective Date and subject only to the terms of this Agreement, Rangeview shall sell or have the right to sell the right to divert and sell outside the Lowry Range the use of up to a total gross volume of 1,165,000 acre feet of the non-tributary and not non-tributary water included in the Water Rights ("Export Water") pursuant to an agreement in the form attached hereto as EXHIBIT C (the "Initial Permitted Sale"). The purchaser of the Export Water, pursuant to EXHIBIT C, shall be referred to herein as the "Export Water Contractor." The Export Water may be withdrawn only to the extent permitted by the water decrees by which such water was adjudicated, as such decrees may be amended from time to time, and may not be withdrawn in quantities or in any other manner that would adversely affect the delivery of Non-Export Water to Water Users. Notwithstanding the expiration or early termination of this Agreement, such right to divert, sell and use the total gross volume of 1,165,000 acre feet of Export Water shall be absolute and irrevocable subject to the provisions of Section 6.6. The diversion and use of the Export Water shall be in accordance with the terms of the water decrees by which such water was adjudicated, as such decrees may be amended, from time to time and will include the right to sell all use, reuse, and successive uses of the Export Water. Upon the sale or other disposition of all or any portion of the Export Water following the Initial Permitted Sale, Rangeview shall cause to be paid and the Land Board shall receive the royalty described in Section 7.2 below. The Land Board will have no approval rights as to any sale or other disposition of the use of the Export Water subsequent to the Initial Permitted Sale, except that Rangeview shall provide to the Land Board written notice of and access to the contemplated sale documents twenty-one (21) days in advance of such sale or other disposition pursuant to Rangeview's rights as set forth in Section 12.1 of EXHIBIT C. Contracts for sales of the use of Export Water shall provide for the substitution of facilities and oversizing of pipes as provided in Sections 8.3 and 8.4 below and that the capital costs for the Off-Site delivery system and oversizing of pipes will not be charged, directly or indirectly, to the Land Board, Rangeview, or Water Users (except to the extent such facilities are substituted for on-site service, in which case Water Users will indirectly bear costs through rates and charges and Rangeview may incur administrative and maintenance expenses with respect thereto). In addition, Rangeview shall cause such contracts to provide for the payment of royalties as otherwise provided in this Agreement.

          (b) The Land Board agrees that the Reserved Water shall not be sold by the Land Board before (i) the sale or disposition of the Export Water by the Export Water Contractor subsequent to the Initial Permitted Sale or (ii) May 1, 2032, whichever is earlier.

          (c) Rangeview is in the process of adjudicating certain tributary waters on the Lowry Range. To the extent Rangeview is successful in completing adjudication of such rights, and to the extent water is available pursuant to such adjudication, the Export Water Contractor shall have the right at any time during the first five (5) years following the adjudication to substitute up to 1,650 acre feet per year of non-tributary water which constitutes the Export Water as defined in this Section 6.1 for an absolute and irrevocable decree for up to 1,650 acre feet of tributary water. If the Export Water Contractor exercises the foregoing right, the Export Water Contractor shall reconvey a total gross volume of 165,000 acre feet of non-tributary water and not non-tributary water which constitutes the Export Water to the Land Board, as lessor, and Rangeview, as lessee, to become Non-Export Water subject to this Agreement and the Export Water Contractor shall enter into an agreement with Rangeview which provides that in years when less than a total of 3,300 acre feet per year of tributary water on the Lowry Range is physically available, the Export Water Contractor shall only utilize up to fifty percent (50%) of the available tributary water unless the remaining available tributary water is not being utilized by Rangeview, its Service Provider, or the Land Board, as applicable, and Rangeview, its Service Provider, or the Land Board, if applicable, agrees that it does not plan to utilize such water during the year, in which case the Export Water Contractor may utilize the available tributary water which Rangeview, its Service Provider, or the Land Board does not plan to use up to a maximum of 1,650 acre feet. In no case shall Non-Export Water be used to augment the Export Water Contractor's tributary water hereunder.

     For example, if in a year there are only 2,400 acre feet of tributary water available, the Export Water Contractor could only utilize 1,200 acre feet unless Rangeview, its Service Provider, or the Land Board, if applicable, does not plan to use some portion of the remaining 1,200 acre feet, in which case the Export Water Contractor could use the unused tributary water up to a maximum of 450 acre feet for a combined total of 1,650 acre feet.

     6.2     RIGHT  TO  ARTIFICIALLY  RECHARGE.
             ---------------------------------


          (a)     Rangeview's  Right  to  Recharge.  Rangeview,  the  Service
                  --------------------------------
Provider (but only as to the provision of water to Water Users pursuant to the Service Agreement) and the Export Water Purchaser shall have the right to artificially recharge and to store the recharged water in the aquifers from which such Water Rights are withdrawn (but only to the extent all or some of the Water Rights have been withdrawn from the aquifers by the recharging party) and to withdraw such artificially recharged and stored water. Rangeview, the Service Provider, and the Export Water Purchaser shall also have the right, to the extent Water Rights have been withdrawn from the aquifers by the recharging party, to store additionally acquired water in reservoirs on the surface of the Lowry Range in a commercially reasonable manner consistent with prudent water provider practice in Colorado and subject to the requirements set forth herein.

          (i) The amount of recharged water stored in the aquifers and on the surface in reservoirs combined cannot exceed the amount of Water Rights withdrawn by the recharging entity from the aquifers.

          (ii) If Rangeview, the Service Provider, or the Export Water Purchaser desires to construct a surface reservoir, such entity must notify the other entities of such intention and give them the opportunity to participate in the project. Any such reservoir must be compatible with the existing and reasonably projected development of the surrounding land. The Land Board shall have the right to veto the construction of any surface reservoir if it reasonably determines that the reservoir would adversely impact either (i) the provision of service to Water Users, or (ii) the value of the Land Board's land within the Lowry Range, based on then known facts and reasonable projections regarding future needs of Water Users and future development of the Lowry Range. Any disputes over whether the reservoir will be compatible with the development of the surrounding land or whether the reservoir would adversely impact the provision of service to Water Users or the value of the Land Board's land shall be resolved by arbitration pursuant to Section 15.16 of this Agreement. The burden of proof in such arbitration shall be on the entity desiring to construct the reservoir. If a reservoir is constructed, the entity or entities constructing such reservoir shall permit reasonable access to the reservoir, if requested by surrounding land owners, municipalities, parks and recreation districts or similar entities, provided that the access requested does not interfere with or render more costly the planned use and operation of the reservoir and provided that it shall not be the responsibility of Rangeview, the Service Provider, or the Export Water Purchaser to provide amenities or safety features to accommodate needs of such third persons unrelated to the water service function of the reservoir.

          (iii)  Subject  to  the  provisions  of  subsection  (ii)  above:


               (a) Notwithstanding Article 11, if the Export Water Purchaser plans to construct the reservoir, the Land Board shall grant to the Export Water Purchaser a perpetual right-of-way on the land for such reservoir, which does not expire unless the reservoir is abandoned in accordance with Section 14.2. This right-of-way shall be granted in exchange for payment of the then fair market value for the land.

               (b) If Rangeview or the Service Provider requests a right-of-way for a reservoir, Rangeview shall be granted the right-of-way, and Rangeview shall grant a license to the Service Provider, if necessary, and the Land Board shall receive fees in accordance with Article 11.

               (c) If the reservoir is planned to be jointly constructed by Rangeview and/or its Service Provider and the Export Water Purchaser, then the fees and rights-of-way granted will be based on the proportionate part of the reservoir to be used by Rangeview or its Service Provider on the one hand, and the Export Water Purchaser on the other.

          For example, if Rangeview and the Export Water Purchaser agree to construct a reservoir which will be used to store ten thousand (10,000) acre feet of water per year and which requires a one hundred (100) acre right-of-way, and each party intends to utilize one-half of the reservoir, then Rangeview will pay to the Land Board the fee set forth in Section 11.2 for fifty (50) acres and the Export Water Purchaser will pay fair market value for the remaining fifty
(50) acres. Rangeview will receive a right-of-way in the one hundred (100) acres in the form of EXHIBIT F, and, if necessary, will license such right-of-way to the Service Provider pursuant to a license in the form of EXHIBIT G. The Export Water Purchaser shall receive a perpetual right-of-way in the one hundred (100) acres. Each entity would thereafter have access to the entire reservoir but would only have the usage rights to their undivided one-half of the reservoir.

          (iv) Any artificial recharge must be done in accordance with all applicable laws, rules, and regulations in effect at the time of such artificial recharge, and notwithstanding such compliance, shall not interfere with or render more burdensome or costly delivery of the Non-Export Water to Water Users.

          (v) Rangeview, the Service Provider, the Export Water Contractor, and the Export Water Purchaser (but excluding the end user) shall be jointly and severally liable for all damages, including without limitation, environmental or water quality damages, if any, incurred by the Land Board or the Water Users arising out of the artificial recharge, storage, or withdrawal of such artificially recharged water.

          (vi) Rangeview shall cause all contracts for the sale or other disposition of the Export Water to provide that the Land Board shall be paid the royalty required by Section 7.4(a) at the time the recharged water is withdrawn. The royalty shall be payable by the entity withdrawing such water and the Land Board shall have the right to enforce such payment requirement, including the rights as provided in
Section 6.6. If there is a dispute as to the royalty attributable to such recharged water when it is withdrawn, the royalty shall be resolved by arbitration pursuant to Section 15.16 of this Agreement.

          (vii) The right to recharge Export Water is not alienable from the Export Water and must be sold in conjunction therewith. Subject to Section
15.19, the right to recharge sold with the Export Water shall be deemed abandoned when the Export Water Purchaser withdraws the entire portion of the Export Water purchased plus the entire amount of water recharged by the Export Water Purchaser and such purchaser has failed to recharge any portion of the aquifers for a period of ten (10) years. In the event of a dispute in the determination of the abandonment of the right to recharge, the matter shall be determined by arbitration pursuant to Section 15.16 of this Agreement.

          (viii) Rangeview shall cause the Service Provider and the Export Water Purchaser to comply with this Section 6.2(a) in conducting any recharge activities permitted above.


          (b)     Land Board's Right to Recharge.  The Land Board shall have the
                  ------------------------------
right to artificially recharge, store and withdraw water in the aquifers beneath the Lowry Range in accordance with all applicable laws, rules and regulations in effect at the time of such artificial recharge; provided, however, that notwithstanding such compliance, the Land Board shall not interfere with or render more burdensome or costly the storage of or delivery of or recharge of water by Rangeview, the Service Provider, or the Export Water Purchaser and shall not interfere with or render more burdensome or costly the delivery of Export Water by the Export Water Contractor if the Export Water is sold by the Export Water Contractor on a Delivered Basis. Further, the Land Board shall be liable for damages, including without limitation, environmental or water quality damages, if any, incurred by Rangeview, the Service Provider, the Export Water Contractor, the Export Water Purchaser or the Water Users arising out of such artificial recharge, storage or withdrawal by the Land Board.

     6.3     WATER  AVAILABLE  TO  EXPORT.  The  Non-Export  Water  (and  water
             ----------------------------
recharged other than with respect to Export Water withdrawn) shall not be used, transferred, sold, or otherwise disposed of Off-Site without the express written consent of the Land Board. Disposal of untreated effluent, sewage, or sewerage Off-Site shall be permitted only with the express written consent of the Land Board, which consent shall not be unreasonably withheld. Rangeview shall pay to the Land Board forty-five percent (45%) of Gross Revenues, if any, for the disposal of untreated effluent, sewage, or sewerage Off-Site, within thirty (30) days after receipt. In the event that Rangeview sells or disposes of treated effluent off-site (subject to the consent required in the first sentence of this Section 6.3), then Rangeview shall pay to the Land Board forty-five percent (45%) of all Gross Revenues received after deduction of all costs of treatment. If there is a dispute as to such payment, the matter shall be resolved by arbitration pursuant to Section 15.16 of this Agreement. The Land Board shall be provided twenty-one (21) days advance written notice and access to contemplated contracts for the disposal of effluent, sewage, and sewerage Off-Site.

     6.4     SALE OF USE OF WATER ON THE LOWRY RANGE.  Subject to the provisions
             ---------------------------------------
of this Agreement, Rangeview shall provide water service to all current and future Water Users needing water service on the Lowry Range and shall have the right to divert and use all Non-Export Water for such purpose. Reuse and successive use of Non-Export Water, if any, shall be done in a commercially reasonable manner consistent with prudent water provider practice in Colorado. At its option, and subject to the provisions of Article 9 below, Rangeview may enter into a Service Agreement contract to provide Non-Export Water to Water Users substantially in the form attached hereto as EXHIBIT B (the "Service
Agreement"). To the extent that Non-Export Water is insufficient to provide water service to Water Users, Rangeview shall be obligated to locate additional sources of water for Water Users. Rangeview shall either acquire such additional water and provide service to Water Users at the rates and charges set forth in Section 8.2 or it shall notify the Land Board that it requires an increase in the rates and charges to cover the cost of acquiring the additional water, in which case the Land Board shall have the option of (i) permitting Rangeview to charge such increased rates or (ii) serving any Water Users requesting service after the Non-Export Water is committed. Rangeview agrees that if it acquires such additional water, it shall, consistent with prudent water provider practices in Colorado, use such water to provide water service to Water Users without additional cost to the Land Board. Any additional water shall not be subject to the terms of this Agreement except (i) to the extent that such additional water is stored in aquifers beneath the surface of the Lowry Range or in reservoirs on the surface of the Lowry Range, in which case, such water shall thereafter be subject to the royalty set forth in Section 7.4(b) and (ii) to the extent such additional water may remain subject to the rates and charges in Section 8.3 as described above. Such additional water shall not be used to determine when Section 7.3(b) of this Agreement becomes applicable and Section 7.3(b) shall not be applicable to such additional water unless Rangeview utilizes additional water to provide water service to Water Users when there is still sufficient Non-Export Water available on a commercially reasonable basis and in compliance with prudent water provider practice in Colorado to provide such service. If Rangeview does not acquire additional water for Water Users, because the Land Board elects to serve Water Users requesting service after the Non-Export Water is committed, then Rangeview shall continue to provide Non-Export Water to Water-Users who are issued taps prior to the time when the available Non-Export Water was committed pursuant to such taps. Rangeview shall not issue taps based on unused cumulative rights under the decrees for the Non-Export Water. The phrase "unused cumulative rights under the decrees" means the amount of water that could otherwise have been legally withdrawn pursuant to the Statewide Non-Tributary Ground Water Rules, 2 C.C.R. 402-7, Rule 8A., over and above the allowed average annual amount of withdrawal permitted under the decrees. The Land Board may utilize the Reserved Water or any other water sources it may have or acquire, to service subsequent Water Users. The Land Board shall have the right to jointly use and expand the facilities constructed by Rangeview or its Service Provider to provide Non-Export Water to Water Users to provide service to subsequent Water Users to the same extent Rangeview would have used and expanded such facilities consistent with prudent water provider practices in Colorado if it had acquired additional water to service such Water Users.

     6.5     QUALITY  OF WATER.  Unless authorized in writing by the Land Board,
             -----------------
the use of Water Rights may only be sold or otherwise disposed of as water blended proportionally from all aquifers based on water court decrees adjudicating the Water Rights, except for the water committed pursuant to the East Cherry Creek Agreement and the sale or disposition of any tributary water (including the tributary water described as set forth in Section 6.1(c)).

     6.6     TERMINATION  OF  EXPORT  WATER.  In  the  event  the  Export  Water
             ------------------------------
Contractor or the Export Water Purchaser fails to pay the royalties required by this Agreement within ten (10) business days after the applicable due date, or takes or fails to take action which would cause material harm to the Water Rights or the aquifers, or the surface of the Lowry Range then owned by the Land Board and such action or failure is not cured within thirty (30) days after written notice has been given by the Land Board or Rangeview specifically setting forth the nature of the problem, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the Export Water Contractor or Export Water Purchaser, as applicable, shall fail to commence to correct the same within said thirty (30) day period and shall thereafter fail to prosecute the same to completion with reasonable diligence, or commits a fraud in the performance (as opposed to the inducement) of this Agreement, as may be determined in a final non-appealable order of a court of competent jurisdiction, the Land Board or Rangeview may elect to terminate the rights to the portion of the Export Water which has not been conveyed or is not otherwise subject to a good faith, binding agreement to be conveyed to an Export Water Purchaser and pursue such other remedies as may be provided by law. Rangeview, at its option, without prejudice to any other remedies it may have, may cure any of the foregoing defaults in order to protect its rights under this Agreement without waiting for the thirty

(30) day period to run and seek reimbursement from the Export Water Contractor or Export Water Purchaser, as applicable, for any costs and damages associated therewith.


                                    ARTICLE 7
                                    ---------
                     Rent and Royalty Payments to Land Board
                     ---------------------------------------

     7.1     ANNUAL  RENT.  Rangeview  shall  pay annual rent ("Annual Rent") in
             ------------
the amount of Five Thousand Dollars ($5,000.00) to the Land Board on or before May 1 of each year until this Agreement expires or otherwise terminates. The Annual Rent shall be increased every five (5) years proportionally to the five
(5)  year  increase, in the Index.  In no case shall the annual rent be reduced.

     7.2     ROYALTY  FOR  EXPORT  WATER.
             ---------------------------

          (a)     Royalty  Rates  for Public Versus Private Use.  A sum equal to
                  ---------------------------------------------
ten percent (10%) of the Royalty Base shall be paid to the Land Board as a royalty in the case of a sale or other disposition of Export Water to a Title 32 water district or other similar municipal or public entity, and a sum equal to twelve percent (12%) of the Royalty Base shall be paid to the Land Board as a royalty in the case of a sale or other disposition of Export Water to all others. These royalty rates shall be referred to as the "Initial Export Royalty Rates."

          (b)     Application  of  Initial  Royalty  Rates.  In  addition to the
                  ----------------------------------------
Annual Rent, Rangeview shall pay or cause the Export Water Contractor to pay the Initial Export Royalty Rates (subject to adjustment as provided in Section 7.2(c)) on the sale or other disposition of the Export Water. The royalty paid to the Land Board upon a sale or other disposition of Export Water shall be based on the greater of the following values ("Royalty Base"): (1) the Export Water Contractor's Gross Revenues for the specific interest granted; or (2) the value of the specific interest granted, as determined in accordance with Section 7.2(d). The Parties intend that the Royalty Base shall include, without limitation, all Gross Revenues relative to the sale or other disposition of any or all Export Water rights, including without limitation, option rights, the right to first use, reuse, successive use, or any other disposition of the Export Water.

          (c)     Adjustment  of  Initial  Export  Royalty  Rate.
                  ----------------------------------------------

               (1)     If  the Export Water is sold or disposed of by the Export
Water Contractor on an Entitlement Basis to a public entity for an amount in excess of Forty-Five Million Dollars ($45,000,000) in Gross Revenues, the Initial Export Royalty Rate shall be increased for Gross Revenues received in excess of $45,000,000 as follows:

                                                   Royalty
               Gross  Revenue                        Rate
               --------------                        ----

               0  -  $45,000,000                10%
               $45,000,000  -  $60,000,000      20%
               $60,000,000  -  $75,000,000      30%
               $75,000,000  -  $90,000,000      40%
               Over  $90,000,000                     50%

     As an example, if the Export Water Contractor receives One Hundred Million Dollars ($100,000,000) in Gross Revenues from sales of the Export Water on an Entitlement Basis to a public entity, the Land Board will receive a royalty as follows:

               Gross  Revenue                       Royalty
               --------------                       -------

               the  first  $45,000,000            $4,500,000
               the  next  $15,000,000             $3,000,000
               the  next  $15,000,000             $4,500,000
               the  next  $15,000,000             $6,000,000
               the  next  $10,000,000             $5,000,000

               (2) If the Export Water is sold by or disposed of by the Export Water Contractor on an Entitlement Basis for a private use for an amount in excess of Forty-Five Million Dollars ($45,000,000), the Initial Royalty Rate shall be increased for the Export Water Contractor's Gross Revenues in excess of Forty-Five Million Dollars ($45,000,000) as follows:

                                                   Royalty
               Gross  Revenue                        Rate
               --------------                        ----

               0  -  $45,000,000                12%
               $45,000,000  -  $60,000,000      24%
               $60,000,000  -  $75,000,000      36%
               $75,000,000  -  $90,000,000      48%
               Over  $90,000,000                     50%

               (3) The foregoing adjustments to the Initial Export Royalty Rate shall also apply to sales or other dispositions on other than an Entitlement Basis, i.e., where the Export Water Contractor bears all or part of the costs of withdrawal, treatment or delivery. In such cases, there shall be deducted from Gross Revenues those costs (including a reasonable overhead allocation) which are incurred as a direct or indirect result of the incremental activity associated with the withdrawal, treatment and delivery of the Export Water involved on an other than Entitlement Basis. In such cases, the resulting number (Gross Revenues less such incremental costs) shall be used as the "Gross Revenues" number in the formulae set forth in subparagraphs 7.2(c)(1) and (2).

          (d)     Determination  of  Royalty  Base.
                  --------------------------------

          (1) If interests in the Export Water are sold or otherwise disposed of by the Export Water Contractor on an Entitlement Basis, the value of the Export Water shall be conclusively deemed to equal the Export Water Contractor's Gross Revenues attributable to each acre foot of water plus Five Hundred Dollars ($500.00) per acre foot and the $500 shall be added to Gross Revenues for purposes of calculating the Royalty Base. The Five Hundred Dollar ($500.00) figure shall be increased or decreased every five (5) years proportionally to the five (5) year increase or decrease in the Index.

          (2) If the Export Water is sold or otherwise disposed of with the Export Water Contractor bearing the cost of withdrawal, treatment and delivery to a purchaser at least to the boundary of the Lowry Range (a "Delivered Basis"), then the Royalty Base shall be as set forth in Section 7.2(b)(1).

          (3) If the Export Water is sold other than on a Delivered Basis or an Entitlement Basis, then each contract for the sale or other disposition of a specific interest in the Export Water shall be delivered to the Land Board for its review together with a written statement setting forth the Royalty Base believed to apply to each such transaction (the "Proposed Royalty Base"). The Land Board shall have forty-five (45) days to either approve the Proposed Royalty Base or make its own determination of the Royalty Base. If the Land Board does not make such determination within forty-five (45) days after receipt of the Proposed Royalty Base, the Proposed Royalty Base shall conclusively be deemed to have been accepted. In the event of a dispute in the determination of the Royalty Base under this Section 7.2(d)(3), the matter shall be determined by arbitration pursuant to Section 15.16 of this Agreement. The arbitrator shall be required to determine a Royalty Base for a sale or other disposition under this Section 7.2(d)(3) which results in a royalty no higher than that for a Delivered Basis sale and no less than that for an Entitlement Basis sale.

          (4) Except for the sale or disposition of Export Water on a Delivered Basis, Rangeview shall cause each contract for the sale or other disposition of Export Water by the Export Water Contractor to include a requirement that the first Export Water Purchaser pay as additional consideration ("Additional Consideration") at least five percent (5%) of such Export Water Purchaser's Retail Sales Price at the time the Export Water is delivered to a third person (regardless of whether such person is a retail end user). Rangeview shall cause the Export Water Contractor to pay directly to the Land Board an amount equal to the greater of (i) five percent (5%) of such Export Water Purchaser's Retail Sales Price or (ii) fifty percent (50%) of such Additional Consideration received by the Export Water Contractor.

As an example, if the Export Water Contractor sells the Export Water on an Entitlement Basis for Two Thousand Dollars ($2,000.00) per acre/foot, plus twelve percent (12%) of the Export Water Purchaser's Retail Sales Price, the Land Board royalty shall be calculated as follows: the Land Board shall receive Two Hundred Fifty Dollars ($250.00) per acre/foot (ten percent (10%) of the sum of Two Thousand Dollars ($2,000.00) plus Five Hundred Dollars ($500.00) for each acre foot) plus fifty percent (50%) of the twelve percent (12%) of the Retail Sales Price when the Export Water is delivered to a third person. If the Retail Sales Price to retail end users totals $2.00 per 1,000 gallons, then the Land Board shall receive $.12 for each 1,000 gallons delivered to a third person even if such third person uses such water for an augmentation plan or other non-retail use.

          (e) Subsequent to the anniversary date of this Agreement in the year 2081, any ongoing Gross Revenues from the sale of Export Water shall belong to and be paid to the Land Board.

     7.3     ROYALTIES  FOR  ON-SITE  USE.
             ----------------------------

          (a)     Initial  Royalty.  For  sales  or  other  dispositions  of
                  ----------------
Non-Export Water for use on the Lowry Range, Rangeview will pay to the Land Board a royalty of twelve percent (12%) of the Gross Revenues related to the sale or other disposition of the Non-Export Water (including any reuse or successive use) to Water Users.

          (b)     Royalty  at  Build-Out.  At such time as metered production in
                  ----------------------
any calendar year of Non-Export Water reaches 13,000 acre feet (including any re-use of water), or, alternatively, at such time as a total of 10,000 surface acres on the Lowry Range has been (i) rezoned to a use other than agricultural,
(ii) finally platted, and (iii) water tap agreements have been entered into with respect to all improvements to be constructed on such acreage, then the Land Board may elect to receive, at its option, in lieu of the royalty provided in
Section 7.3(a), an amount equal to fifty percent (50%) of the collective net profits derived by Rangeview and the Service Provider from the sale of Non-Export Water to Water Users. Net Profits shall be defined as the Gross Revenues received from Water Users less (i) the currently amortized portion of applicable capital costs (assuming for purposes of this calculation that such costs are to be amortized over the estimated useful lives of the assets involved) incurred with respect to the Non-Export Water delivery system; and
(ii)  all  Operating  Expenses  whether  incurred  by  Rangeview  or its Service
Provider.

     7.4     RECHARGE  ROYALTY.
             -----------------

          (a)     Export  Water.  If  additional  water  acquired  by the Export
                  -------------
Water Purchaser is stored pursuant to Section 6.2(a) in surface reservoirs or in aquifers beneath the surface of the Lowry Range, Rangeview shall pay or cause to be paid to the Land Board a royalty equal to ten percent (10%) (for sales or dispositions to public entities) or twelve percent (12%) (for sales or dispositions to all others) of the Export Water Purchaser's Retail Sales Price at the time of the sale or other disposition of such stored or recharged water (regardless of whether such sale or other disposition is to a retail purchaser).

          (b)     Non-Export  Water.  If  additional water acquired by Rangeview
                  -----------------
or its Service Provider is stored pursuant to Section 6.2(a) in surface reservoirs or in aquifers beneath the surface of the Lowry Range for sale or other disposition to Water Users, Rangeview shall pay or cause to be paid to the Land Board a royalty equal to ten percent (10%) (for sales or dispositions to public entities) or twelve percent (12%) (for sales or dispositions to all others) of the Retail Sales Price received by Rangeview or its Service Provider from the sale or other disposition of such stored or recharged water to Water Users.

     7.5     PAYMENT  OF  ROYALTY.  Payment  of  any royalty payable pursuant to
             --------------------
this Agreement shall be deemed earned in proportionate part as Gross Revenues derived from the subject transaction are received. In the case of an installment sale, the royalty shall be deemed earned upon receipt of each installment payment. The royalty on Export Water sold by the Export Water Contractor shall be deemed earned as actual payments are made by the purchaser of the Export Water or when the Export Water is delivered Off-Site whichever shall first occur. Royalties earned in any calendar year quarter shall be paid to the Land Board within thirty (30) days after the end of the quarter in which earned. Unpaid royalties shall accrue interest at the rate of two percent (2%) per month from the date due.

     7.6     REPORTING.
             ---------

          (a) Rangeview shall report to the Land Board the quantity of Water Rights (including any recharged or stored water pursuant to Section 6.2(a)) delivered, the exact amount of Gross Revenues or, if applicable, Retail Sales Price relating to the sale or other disposition of Water Rights, and the entity to whom the Water Rights were delivered. The report shall be due within thirty
(30) days after the end of each calendar year, until such time as production of Export and/or Non-Export Water reaches 500 acre feet in a calendar year, and thereafter on or before the thirtieth (30th) day following the end of each calendar quarter during the term of this Agreement.

          (b) Rangeview shall, or shall cause its Service Provider and/or the Export Water Contractor to, prepare and keep full, complete, and proper books, records and accounts of all Water Rights (including any recharged or stored water pursuant to Section 6.2(a)) sales or dispositions and shall document such transactions as may be required by law. Said books, records, and accounts of Rangeview, its Service Provider, and/or the Export Water Contractor shall be open at all reasonable times, upon ten (10) days' prior written notice, to the inspection of the Land Board and its representatives who may, at the Land Board's expense, copy or extract all or a portion of said books, records, and accounts for a period of up to five (5) years after the date such books, records and accounts are made. The Land Board's right to inspect shall not prejudice the Land Board's right to collect payments due pursuant to this Agreement. The Land Board may, upon no less than fourteen (14) days' prior written notice to Rangeview, its Service Provider, and/or the Export Water Contractor, cause a partial or complete audit of the entire records and operations of Rangeview, its Service Provider, and/or the Export Water Contractor for a five (5) year period preceding the date of the audit relating to the Lowry Range and water use pursuant to this Agreement to be made at the Land Board's expense by an auditor selected by the Land Board. Within fourteen (14) days following the Land Board's notice, Rangeview, its Service Provider, and/or the Export Water Contractor shall make available to the Land Board's auditor the books and records the auditor reasonably deems necessary or desirable for the purpose of making the audit. Any deficiency in the payment of royalties determined upon such inspection or audit shall be immediately due and payable by Rangeview, and by the inspected or audited party if other than Rangeview, together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid. If such deficiency is in excess of two percent (2%) of the royalty previously paid, then Rangeview shall pay or cause the audited party if other than Rangeview to pay to the Land Board the actual cost of the audit at the time the deficiency is paid.


                                    ARTICLE 8
                                    ---------
                          Development of Infrastructure
                          -----------------------------
                      and Water Service on the Lowry Range
                      ------------------------------------

     8.1     RANGEVIEW  SHALL  SERVE.  Subject to the requirement that customers
             -----------------------
pay any appropriate fees and charges and comply with reasonable policies, rules and regulations which may govern the activities of Rangeview acting in its capacity as the provider of water service to the Lowry Range, Rangeview shall, consistent with the terms of this Agreement, and consistent with the obligations of the Service Provider as set forth in Article 9 below, provide water service during the term of this Agreement to all Water Users. All such service, whether actually provided by Rangeview, or some other entity as may be approved by the Land

Board, shall remain the primary obligation and responsibility of Rangeview, and shall be provided in a commercially reasonable time and manner consistent with prudent water service practice in Colorado.

     8.2     WATER FEES AND RATES.  Tap fees, usage charges, and service charges
             --------------------
to Water Users on the Lowry Range for Non-Export Water shall not exceed the average of those similar charges then imposed by the Town of Castle Rock, East Cherry Creek Valley Water and Sanitation District, and Parker Water and Sanitation District, or their respective successors.

     8.3     SUBSTITUTION  OF  FACILITIES.  All contracts for the sale of Export
             ----------------------------
Water shall allow Rangeview or the Service Provider, or the Land Board (upon the expiration or termination of this Agreement), as applicable, at its option, to utilize a portion (equal to the ratio of Export Water to Non-Export Water based on the acre feet decreed in the now existing water court decrees, said ratio being hereinafter referred to as the "Water Interest Ratio") of the capacity of the ground water wells which are used to produce the Export Water, under the following conditions:


          (a) Rangeview, the Service Provider or the Land Board, as applicable, must provide substitute well capacity (the "Substitute Facilities") of equivalent quantity and, to the extent practicable, water quality as the well capacity utilized by the Export Water Purchaser under this Section 8.3.

          (b) Subject to further substitution, the Substitute Facilities will be dedicated to the benefit of the Export Water user. Title to the Substitute Facilities shall be held in the same manner as title to the facilities which they replace.

          (c) The construction and operation of the Substitute Facilities are intended to enable Rangeview, the Service Provider or the Land Board, as applicable, to incrementally expand the delivery system for the Export Water to provide service to those areas of the Lowry Range on which the Export Water delivery system has already been developed.

          (d) The intent of this Section 8.3 is to allow Rangeview, the Service Provider or the Land Board, as applicable, the use of that portion of the Export Water delivery system, utilizing the excess capacity as discussed in
Section 8.4, to provide water service to the Lowry Range. The further intent of this Section 8.3 is to ensure that facilities initially constructed to serve Export Water will, as necessary, be available for service to the Lowry Range if Substitute Facilities are constructed and dedicated to the Export Water user as outlined in Sections 8.3(a) and (b). The Export Water user will have the same opportunity to substitute facilities from the Non-Export Water delivery system for the Export Water delivery system so that the well field is developed in a manner reasonably consistent with the master plan attached hereto as EXHIBIT D. The well field and Export Water and Non-Export Water delivery systems, when fully completed, shall have been developed in a manner such that each of Rangeview, the Service Provider, or the Land Board, as applicable, on the one hand, and the Export Water Purchaser(s), on the other, shall bear the economic burden of developing their proportionate part of the total infrastructure based on the ratio of Water Rights used on the Lowry Range and outside the Lowry Range.

          (e) In the event a dispute arises concerning substitution of facilities pursuant to this Section, the dispute shall be resolved by arbitration pursuant to Section 15.16 of this Agreement.

     8.4     RIGHT TO USE TRANSMISSION LINES; INFRASTRUCTURE.  All contracts for
             -----------------------------------------------
the sale of Export Water will provide for construction of excess capacity in Export Water transmission lines only within the Lowry Range, so as to accommodate the transmission of water for on-site use within that portion of the Lowry Range which may be served by those lines. The Service Provider, Rangeview, or the Land Board, as applicable, shall have access to and the right to use a portion of the capacity of any and all Export Water transmission lines on the premises to the extent set forth in EXHIBIT E attached hereto. The well field and delivery system built for delivery of Export Water must be built in a commercially reasonable manner using accepted engineering practices considering the requirements of Section 8.3 and 8.4 related to the development of infrastructure for water service on the Lowry Range. The costs of constructing
(1) infrastructure to deliver Export Water; and (2) the excess pipeline capacity required by this Section will not be paid, directly or indirectly, by Rangeview, the Land Board, or Water Users (except to the extent such facilities are substituted for on-site service, in which case Water Users will indirectly bear costs through rates and charges and Rangeview may incur administrative and maintenance expenses with respect thereto). Ownership of the excess capacity needed for on-site use will be transferred to Rangeview, the Service Provider, or the Land Board, as applicable, at such time as such capacity is utilized, under agreements which provide for the payment by Rangeview, the Service
Provider, or the Land Board, as applicable, of a proportionate share of operation, maintenance and replacement costs.

     8.5     TITLE  TO  EQUIPMENT  AND  IMPROVEMENTS. Rangeview acknowledges and
             ---------------------------------------
shall cause its Service Provider to acknowledge that equipment and improvements placed on the Lowry Range are subject to the provisions of this Agreement. Rangeview shall pay or cause its Service Provider to pay all taxes, fees, assessments or other charges, if any, which may be assessed upon or become due with respect to, the equipment and improvements during the term of this Agreement. On the Effective Date, this Agreement shall be recorded with the Clerk and Recorder for Arapahoe County.

     8.6     FUTURE LEASES.  The Parties acknowledge that the Lowry Range is tax
             -------------
exempt as long as it is owned by the Land Board or another tax exempt entity and that the operation of Rangeview is based upon a revenue and not a tax base. The provisions of any leases or contracts for exchanges, sales or other dispositions pertaining to any interest in the surface of the Lowry Range shall not restrict the ability of Rangeview to sell water to, and receive revenue from, Water Users. Unless expressly authorized in writing by the Land Board or unless otherwise required by law, Rangeview will not impose taxes, assessments or other charges of any kind on Water Users in connection with the provision of, or cost to deliver, Non-Export Water to such Water Users except as contemplated by
Section 8.2; provided that Rangeview may assess amounts it is required to pay in lieu of taxes pursuant to Sec. 36 1-120.5(5), 15 C.R.S. (1990 Rplc.).

     8.7     RANGEVIEW  DISTRICT  BOUNDARIES.  Subject  to  complying  with
             -------------------------------
reasonable policies, rules and regulations which may govern the activities of Rangeview, and to the extent permitted by law, upon petition for inclusion by a landowner within the Lowry Range qualified under Title 32 or other appropriate action thereafter, Rangeview shall cooperate and, with due diligence proceed to take action pursuant to law, to include such area as may be designated by such petition or other action within Rangeview's district boundaries.

     8.8     DEVELOPMENT  OF LOWRY RANGE.  Rangeview shall have no obligation to
             ---------------------------
promote development of the Lowry Range, other than its obligation under this Agreement to provide water service and associated infrastructure as a prudent water provider to meet all reasonable Water User demands, if and when a demand may arise. The nature, timing, financing, and approval of development of any land uses shall be the sole responsibility of the Land Board. The Land Board makes no representation as to if, when, and how the land development, if any, on the Lowry Range will occur, or as to the density of any such development.

     8.9     RESERVES.  Rangeview shall establish and maintain a maintenance and
             --------
operating reserve for providing Non-Export Water to Water Users in accordance with Section 8.1. The amount of such reserve shall be at least equal to thirty-three and one-third per cent (33-1/3%) of the Operating Expenses budgeted by Rangeview and, if applicable, its Service Provider, for the then current calendar year. In establishing such reserve initially and in increasing the amount of such reserve as a result of an increase in budgeted Operating Expenses or an expenditure which diminishes the reserve below the required amount, Rangeview shall allocate any available funds not budgeted to other proper and necessary functions of Rangeview toward building such reserve. Such reserve funds shall be continuously maintained and may be utilized by Rangeview solely for paying lawful obligations relating to the provision of Non-Export Water to Water Users as required by Section 8.1.


                                    ARTICLE 9
                                    ---------
                            Service Provider Contract
                            -------------------------

     9.1     SERVICE  PROVIDER  FOR RANGEVIEW.  As of the Effective Date, at its
             --------------------------------
option Rangeview may enter into a contract pursuant to which a Service Provider will provide the service of delivering Non-Export Water to the current and future Water Users pursuant to and consistent with the terms of this Agreement. Rangeview shall not enter into any Service Provider contract except as contemplated by the Settlement Agreement without the express written consent of the Land Board. All Service Provider contracts shall be in the form of EXHIBIT B only with such changes as may be approved in writing by the Land Board. If Rangeview chooses to contract with a Service Provider to provide Non-Export Water services on the Lowry Range, Rangeview shall cause such Service Provider to comply with all obligations of Rangeview under this Agreement relating to Non-Export Water services on the Lowry Range. Rangeview agrees (and will cause any other Service Provider to agree) that:

          (a) The Service Provider contract cannot be assigned or transferred without the express written consent of the Land Board, which consent may be withheld by the Land Board in its sole discretion. The Service Provider contract cannot be amended without the express written consent of the Land
Board,  which  consent  shall  not  be  unreasonably  withheld.

          (b) Any breach by the Service Provider of its obligations under its Service Provider contract with Rangeview shall constitute a breach of this Agreement by Rangeview subject to Rangeview's right to cure such breach or default.

          (c) Ten (10) days prior to the execution of any construction or financing contracts by Rangeview or the Service Provider in excess of Five Hundred Thousand Dollars ($500,000) related to the provision of Non-Export Water Service to Water Users (including contracts for the disposal of effluent, sewage or sewerage as permitted under Section 6.3 of this Agreement), Rangeview shall provide or cause the Service Provider to provide the Land Board with courtesy copies of such contracts (drafts being acceptable if finals are not yet available).

          (d) Water service on the Lowry Range shall be provided as needed in a commercially reasonable time and manner consistent with prudent water service practice in Colorado if and when development of the surface of the Lowry Range may occur.

          (e) If there is an approved Service Provider, all financing for infrastructure for delivery of Water Rights and all costs of operation, maintenance, debt service and repair to provide water service to Water Users will be provided without cost to Rangeview, the Land Board or any Water User on the Lowry Range, except to the extent paid for with the water fees and rates described in Section 8.2, and Rangeview shall not issue bonds to finance such infrastructure or service.

          (f) Re-use and successive use of Non-Export Water, if any, shall be done in a commercially reasonable manner consistent with prudent water provider practice in Colorado.

          (g) Except for the disposal of effluent, sewage or sewerage Off-Site as provided in Section 6.3 of the Agreement, none of the Non-Export Water, including all re-use and successive uses of such water, shall be used, sold, transferred, or otherwise disposed of outside the Lowry Range without the express written consent of the Land Board.

          (h) If the Service Provider decides not to provide or not to continue providing service to Water Users on the Lowry Range during the term of this Agreement, then Rangeview shall require the Service Provider to give one
(1) year's prior written notice to Rangeview which written notice shall be transmitted by Rangeview to the Land Board. During such one-year period, the Service Provider shall continue to provide service in accordance with the terms of the Service Agreement, unless Land Board and Rangeview require the Service Provider to discontinue providing services prior to the expiration of such one-year period.

          (i) Rangeview and its Service Provider shall, at all times, act in a commercially reasonable manner consistent with prudent water provider practice in Colorado.

          (j) If and to the extent at any time monies are not available to Rangeview to fund the reserve which Rangeview is required to maintain pursuant to Section 8.9 or if monies in such reserve are withdrawn such that the amount of the reserve drops below the amount which Rangeview is required to maintain and such reserve cannot reasonably be expected to be reestablished from anticipated income to Rangeview within one year, then Rangeview shall promptly notify the Service Provider of such fact and the Service Provider shall within thirty (30) days deliver funds to Rangeview sufficient to replenish the reserve fund to its required level. Notwithstanding the fact that the reserve can reasonably be expected to be reestablished within one year, the Service Provider shall be required to deliver funds to Rangeview sufficient to replenish the reserve fund to its required level at the time the Service Provider discontinues service.

                                   ARTICLE 10
                                   ----------
                            East Cherry Creek Valley
                            ------------------------
                          Water and Sanitation District
                          -----------------------------

     10.1     TERMS  AND  REVENUE.  The terms of the East Cherry Creek Agreement
              -------------------
are not altered or affected by this Agreement, nor is its duration extended. All revenue paid by ECCV pursuant to the East Cherry Creek Agreement subsequent to the Effective Date of this Agreement shall be paid as follows: fifty percent (50%) to be paid by Rangeview directly to the Land Board (unless ECCV agrees to pay such fifty percent (50%) directly to the Land Board) and fifty percent (50%) to be paid by ECCV directly to Rangeview. Rangeview further agrees that within ten (10) days following the Effective Date, Rangeview shall pay the Land Board ten percent (10%) of all revenues paid by ECCV for January and February 1995 and fifty percent (50%) of all revenues paid by ECCV to Rangeview for the period from March 1, 1995 through the Effective Date. No additional royalty with respect to the revenue derived from the East Cherry Creek Agreement shall be payable to the Land Board.

     10.2     TITLE  REVERSION.  Upon  the expiration or termination of the East
              ----------------
Cherry Creek Agreement, for whatever reason, all interests in the water, infrastructure, and leased premises related thereto, to the extent provided for in the East Cherry Creek Agreement, shall automatically and without further act of the Parties or anyone else revert to the Land Board free and clear of this Agreement. Failure of Rangeview to contest the expiration or termination of the East Cherry Creek Agreement, which the Land Board contends expires in 2032, shall not be a default under this Agreement. The Land Board agrees not to take any action inconsistent with the Land Board's rights, duties, and obligations of this Agreement which would cause Rangeview to be in default or otherwise result in liability to Rangeview under the East Cherry Creek Agreement. Nothing in the preceding sentence shall prevent the Land Board or Rangeview from taking any actions they are permitted to take by law with respect to ECCV.


                                   ARTICLE 11
                                   ----------
                                  Rights-of-Way
                                  -------------

     11.1     MASTER PLAN.  The Parties agree to a master plan of rights-of-way,
              -----------
which plan is attached to this Agreement as EXHIBIT D. To the extent not already granted, the rights-of-way described on EXHIBIT D shall be granted by Land Board to Rangeview within sixty (60) days of Rangeview's complete application with Land Board for specific rights-of-way, provided that the requested rights-of-way are necessary for construction of facilities within a reasonable time after the rights-of-way are to be granted. The grant shall be made in accordance with the form attached as EXHIBIT F, which form may be amended to comply with applicable statutes, regulations and Land Board policy directives from time to time. Said master plan may be amended by Land Board for the convenience of the Parties, provided that any such amendment shall not materially adversely affect the rights and privileges of any Party. The total acres of rights-of-way shall not be reduced and the Land Board may relocate rights-of-way, whether planned or in use, for the commercially reasonable development of the Lowry Range. If the Land Board relocates rights-of-way which are in use by Rangeview, its Service Provider, or the Export Water Purchaser (or which any such entity has expended funds to develop for use), then the Land
Board must pay the affected entities' costs associated with relocating such rights-of-way.

     11.2     FEE  FOR  RIGHT-OF-WAY.  Rangeview  shall pay Land Board an amount
              ----------------------
equal to Fifty Dollars ($50.00) per acre of the surface land utilized at the time of granting a right-of-way, which, commencing with the Effective Date of this Agreement, shall be increased every five (5) years proportionally to the five (5) year increase in the Index. In no case shall the rights-of-way fee be reduced. Land Board shall include a description of the master plan of rights-of-way in subsequent leases, sales or other dispositions pertaining to the Lowry Range and shall, subject to the amendment provisions set forth in
Section 11.1, be bound by such master plan in all subsequent leases, sales or other dispositions.

     11.3     LICENSE TO SERVICE PROVIDER.  To the extent necessary to implement
              ---------------------------
the intent of Article 11, Rangeview may grant to its Service Provider and/or the Export Water Purchaser a license to use the rights-of-way granted by the Land Board to Rangeview for the purposes contemplated by this Agreement. Such licenses shall be in the forms attached hereto as EXHIBITS G and H, respectively.


                                   ARTICLE 12
                                   ----------
                              Bonding Requirements
                              --------------------

     12.1     BOND.  No  operations are to be commenced on the Lowry Range until
              ----
Rangeview, its Service Provider, the Export Water Purchaser or their agents have filed good and sufficient bonds with Land Board consistent with the requirements of C.R.S. Sec.38-26-106 and Sec.36-1-129 in an amount fixed by Land Board, to secure the payment for damages, losses or expenses caused by Rangeview, its Service Provider, the Export Water Purchaser or their agents as a result of operations on or under the Lowry Range. Land Board may waive the bonding requirements, in its discretion, and may require that the bond be maintained in full force and effect for one (1) year after cessation of the operations for which the bond was intended.

     12.2     BOND  OF  CONTRACTORS.  Bonds  provided  by  contractors  for
              ---------------------
construction activities to Rangeview, its Service Provider, or the Export Water Purchaser may list Land Board as a coinsured. As long as such bonds otherwise comply with Section 12.1 above and list Land Board as coinsured, the contractors shall not be required to obtain any other bonds for the Land Board. Contracts entered into by Rangeview, its Service Provider or the Export Water Purchaser which constitute public works shall comply with Sec. 24-91-103, 103.5 and 103.6, 10B C.R.S. (1988 Rplc.).


                                   ARTICLE 13
                                   ----------
                              Default and Remedies
                              --------------------

     13.1     EVENTS  OF  DEFAULT.  The  following  events  shall hereinafter be
              -------------------
referred  to  as  "Events  of  Default":

          (a) Rangeview shall default in the due and punctual payment of royalties, rents or any other amounts payable hereunder, and such default shall continue for ten (10) business days after the applicable due date;

          (b) This Agreement shall be transferred to or shall pass to or devolve upon any other person or party except as expressly permitted by this Agreement;

          (c) This Agreement or the Non-Export Water or any part thereof shall be taken upon execution or by other process of law directed against Rangeview, or shall be taken upon or subject to any attachment at the instance of any creditor or claimant against Rangeview, and said attachment shall not be discharged or disposed of within sixty (60) days after the levy thereof;

          (d) Rangeview shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or shall be dissolved or shall make an assignment for the benefit of creditors;

          (e) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Rangeview shall be instituted against Rangeview, or a receiver or trustee shall be appointed for all or substantially all of the property of Rangeview, and such proceeding shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment;

          (f) If either party shall fail to perform any material term, covenant or condition herein contained and such failure shall continue and not be cured for a period of thirty (30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting party to the defaulting party, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the defaulting party shall fail to commence to correct the same within said thirty (30) day period and shall thereafter fail to prosecute the same to completion with reasonable diligence. For purposes of this subparagraph (f), if Rangeview has a Service Provider and such Service Provider shall breach any of its obligations to Rangeview, or if the Export Water Contractor shall breach any of its obligations to Rangeview, or if the Export Water Purchaser shall breach any of its obligations to Rangeview or the Export Water Contractor, and such acts or omissions also constitute or result in the failure to perform a material obligation for which Rangeview has responsibility hereunder, then the same shall constitute a material failure of performance by Rangeview. Further in such event, the thirty (30) day period provided in the first sentence of such subparagraph (f) shall be extended up to a maximum of sixty (60) days if Rangeview first attempts to require its Service Provider, the Export Water Contractor, or the Export Water Purchaser, as applicable, to cure during any applicable cure period provided in the agreements applicable to the defaulting party, so that if in such case the Service Provider, the Export Water Contractor, or the Export Water Purchaser, as applicable, fails to cure, Rangeview itself shall have an additional thirty (30) days to cure such material failure of performance. Thus, for example, if such a material failure of performance results from an act or omission of Rangeview's Service Provider, the Land Board may immediately give Rangeview notice regarding the same and thereby commence the running of Rangeview's cure period. That period would be thirty (30) days, unless Rangeview in turn gives notice to its Service Provider and commences an applicable cure period under the Service Provider Agreement, in which case if the Service Provider fails to cure, Rangeview would have an additional thirty (30) days to cure; provided that no more than a total of sixty (60) days shall be allowed for such cure period (subject to any reasonably required extension as provided in the first sentence of this paragraph (f)).

     13.2     REMEDIES.  If  any  one  or more Events of Default shall occur and
              --------
not  be  cured  within  any  applicable  cure  period,  then:

          (a) If Rangeview is the defaulting party, Land Board, without prejudice to any other remedies that it may have, may give written notice of its intention to terminate this Agreement on the date of such notice or on any later date specified in such notice, and, on the date specified in such notice, Rangeview's right to possession of the premises will cease and this Agreement will be terminated (except as to Rangeview's liability set forth in this Section 13.2) as if the expiration of the term fixed in such notice were the end of the term of this Agreement. In connection with such termination, Land Board with notice may re-enter and take possession of the leased premises or any part thereof (subject to any existing licenses related to delivery of Export Water) and repossess the same as the Land Board's former estate, and expel Rangeview from the premises and those claiming through or under Rangeview except with respect to the Export Water, and remove the effects of both or either, without being deemed guilty of any manner of trespass and without prejudice to any other remedies. In the event of such termination, Rangeview and its Service Provider shall surrender and peacefully deliver to the Land Board the above-described land and the Non-Export Water, and such land as was in Rangeview's possession or control shall be returned to the Land Board in good condition (subject to any existing licenses related to the delivery of Export Water), and the Land Board shall be entitled to the return of all Non-Export Water, plus the title to all infrastructure built to divert or withdraw and deliver Non-Export Water and any other interest in shared facilities for use with the Non-Export Water, plus the revenue stream associated with such Non-Export Water and the East Cherry Creek Agreement, and the reserves required to be maintained by Rangeview pursuant to Section 8.9. Upon such termination, if Rangeview shall remain in possession of any part of the Lowry Range (subject to any existing licenses related to delivery of Export Water) or Non-Export Water, Rangeview shall be guilty of an unlawful detainer and shall be subject to eviction or removal, forcibly or otherwise, to the extent provided by law.

          (b) In the Event of Default by either party, the non-defaulting party shall be entitled to any and all damages proximately caused by the default or breach and its costs and reasonable attorney fees from the defaulting party. In addition, Rangeview shall be entitled to specifically enforce performance by the Land Board of the Land Board's obligations under this Agreement.

     13.3     NO  WAIVER.  No  failure by Rangeview or the Land Board, to insist
              ----------
upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of any amount payable during the continuance of any such breach, shall constitute a waiver of any such breach of such agreement, term, covenant or condition hereof to be performed or complied with by Rangeview or the Land Board, as the case may be. No breach thereof shall be waived, altered, or modified except by written instrument executed by the Land Board, or Rangeview, as the case may be. No waiver of any breach shall affect or alter this Agreement, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. Notwithstanding any termination of this Agreement, the same shall continue in force and effect as to any provisions hereof which require observance or performance of Rangeview or Land Board subsequent to termination.

     13.4     LAND  BOARD'S  RIGHT  TO  CURE RANGEVIEW'S BREACH.  The Land Board
              -------------------------------------------------
may, but shall not be obligated to, cure any default by Rangeview, specifically including, but not by way of limitation, Rangeview's failure to pay any tax due hereunder, obtain insurance, make repairs, or satisfy lien claims, after providing reasonable notice to Rangeview, and whenever the Land Board so elects, all costs and expenses paid by the Land Board in curing such default, including, without limitation, reasonable attorneys' fees, shall be so much additional rent due ten (10) days after such payment together with interest at the rate of two percent (2%) per month from the date of advancement to the date of repayment by Rangeview to the Land Board.


                                   ARTICLE 14
                                   ----------
                                  Improvements
                                  ------------

     14.1     TRANSFER  OF  IMPROVEMENTS.  In  the  event  this  Agreement  is
              --------------------------
terminated by forfeiture, surrender, or election upon default or breach, and no later than the expiration of this Agreement, title to all improvements and equipment and related permits and licenses and all rights-of-way on the Lowry Range exclusively for delivering Non-Export Water and interests in shared facilities used for delivery of Non-Export Water shall automatically, without the necessity of any further action by the Parties or anyone else, revert and be transferred to the Land Board as of the date of such forfeiture, surrender, election, upon default or breach, or as of the expiration of the Agreement. Such automatic reversion and transfer shall be conclusively evidenced of record by the Land Board's filing with the Clerk and Recorder for Arapahoe County a certificate stating the fact of such reversion and transfer. Title to improvements and rights-of-way on the Lowry Range for the sale of the use of Export Water including, without limitation, the East Cherry Creek Agreement, shall not be affected by termination of this Agreement.

     14.2     ABANDONMENT  OF  EXPORT  WATER  FACILITIES.  Once the Export Water
              ------------------------------------------
Purchaser withdraws the entire portion of the Export Water purchased plus the entire amount of water recharged by the Export Water Purchaser and such purchaser has failed to recharge any portion of the aquifer for a period of ten
(10) years, the Land Board shall have the right to notify the Export Water Purchaser in writing of its intention to declare the rights-of-way, improvements and equipment on the Lowry Range owned or licensed by such Export Water Purchaser as abandoned. The Export Water Purchaser shall have three (3) months from receipt of such notice to remove any improvements and equipment which can be removed without damaging the Lowry Range or any shared facilities. At the end of such three (3) month period, title to any improvements and equipment then remaining and all rights-of-way shall automatically, without necessity of any further action by the Export Water Purchaser or anyone else, revert and be transferred to the Land Board as of such date. Such automatic reversion and transfer shall be conclusively evidenced of record by the Land Board's filing with the Clerk and Recorder for Arapahoe County a certificate stating the fact of such reversion and transfer. In the event of a dispute regarding this Section 14.2, the matter shall be determined by arbitration pursuant to Section 15.16 of this Agreement.


                                   ARTICLE 15
                                   ----------
                               General Provisions
                               ------------------

     15.1     ASSIGNMENT  BY  RANGEVIEW.  Rangeview  may  assign its interest in
              -------------------------
this Agreement, but only upon terms expressly approved in writing by the Land Board in its sole discretion. Any attempted assignment in contravention of this section shall be null and void.

     15.2     WORK  REQUIREMENTS.  To  the extent work is performed on the Lowry
              ------------------
Range directly by (i) Rangeview or its Service Provider (ii) independent contractors of Rangeview or its Service Provider or (iii) a permitted assignee (in which case any reference to Rangeview shall be deemed to be a reference to the assignee where appropriate), the following shall apply:

          (a)     Indemnity.  Rangeview  and  its Service Provider shall jointly
                  ---------
and severally indemnify and hold harmless the Land Board against and from all liabilities, claims and demands, settlement or litigation expenses and related attorneys' fees (hereafter "Indemnified Items") for personal injury or property damage arising out of, or caused by, any act or omission of Rangeview, its Service Provider, or their contractors, agents or employees.

          (b)     Insurance.  Rangeview  shall  at  all times carry insurance in
                  ---------
the amounts and for the liabilities required by Sec. 24-10-114, 10A C.R.S. (1988 Repl.), as amended, which insurance shall name the Land Board as an additional insured. Rangeview shall require its Service Provider at all times to carry insurance in amounts and with carriers reasonably acceptable to the Land Board for worker's compensation coverage in accordance with Colorado law, and for public liability insurance covering death and bodily injury with limits of not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) for one person, and Five Million Dollars ($5,000,000.00) for any one accident or disaster, and property damage coverage with limits of not less than Five Hundred Thousand Dollars ($500,000.00), which insurance shall name the Land Board as an additional insured. The Land Board reserves the right to reasonably increase the limits of insurance required of the Service Provider as the Land Board may deem appropriate from time to time; provided that, if Rangeview or the Service Provider disputes the reasonableness of such increase, the matter shall be submitted to arbitration as provided in Section 15.16.

          (c)     Liens.  Except with respect to liens or encumbrances expressly
                  -----
permitted  hereunder,  Rangeview  and  its

Service Provider shall jointly and severally indemnify and hold the Land Board harmless from and against all Indemnified Items relating to liens or claims of right to enforce liens arising from actions of Rangeview or its Service Provider, their contractors and agents. Rangeview and its Service Provider shall promptly cause any such lien to be removed notwithstanding the fact that Rangeview may believe that there is a valid defense to any such claim. Rangeview and its Service Provider shall retain the right to pursue any claims against the claimant after any such lien is removed.

          (d)     Permits  and Licenses.  Rangeview  and  its  Service  Provider
                  ---------------------
shall, at their own expense, apply for and obtain all necessary building, occupancy, well and other permits and licenses which may be required by any governmental entity which has jurisdiction over the operations to be performed pursuant to this Agreement. Copies of all such permits and licenses shall be provided to the Land Board.

          (e)     Taxes.  Rangeview  and  its  Service Provider shall be jointly
                  -----
and severally responsible for and shall pay all taxes, fees and assessments, including payments pursuant to Sec. 36-1-120.5(5), 15 C.R.S. (1990 Rplc.), if any, in connection with the work, improvements, facilities or the materials to be utilized in accomplishing the activities of Rangeview or its Service Provider pursuant to this Agreement.

     15.3     THIRD  PARTY  BENEFICIARIES.  Except  as otherwise contemplated by
              ---------------------------
the provisions of this Agreement, it is not the intent of the Parties, nor shall it be the effect of this Agreement, to vest rights of any nature or form in individuals or entities not executing this Agreement.

     15.4     NOTICE.  All  notices  required  by  this  Agreement  shall  be in
              ------
writing and shall be delivered to the person to whom the notice is directed, either in person, by courier service or by United States mail as a certified item, return receipt requested, addressed to the address stated below. Notices delivered in person or by courier service shall be deemed given when delivered to the person to whom the notice is directed. Notices delivered by mail shall be deemed given on the date of delivery as indicated on the return receipt. The Parties may change the stated address by giving ten (10) days' written notice of such change pursuant to this section.

     >RANGEVIEW  METROPOLITAN  DISTRICT:

     Rangeview  Metropolitan  District
     141  Union  Boulevard,  Suite  150
     Lakewood,  Colorado  80228

     With  a  copy  to:

     Pure  Cycle  Corporation
     5650  York  Street
     Commerce  City,  Colorado  80022
     Attn:  President

     STATE  BOARD  OF  LAND  COMMISSIONERS:

     Board  of  Land  Commissioners
     Attention:  President
     620  Centennial  Building
     1313  Sherman  Street
     Denver,  Colorado  80203

     With  a  copy  to:

     Office  of  Attorney  General
     Attn:  State  Land  Board  Attorney
     1525  Sherman  Street,  Fifth  Floor
     Denver,  Colorado  80203

     15.5     CONSTRUCTION.  Where  required for proper interpretation, words in
              ------------
the singular shall include the plural, and the masculine gender shall include the neuter and the feminine, and vice versa, as is appropriate. The article and section headings are for convenience and are not a substantive portion of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado. It shall be construed as if it were equally drafted in all aspects by all Parties.

     15.6     ENTIRE AGREEMENT.  This Agreement, including the items attached in
              ----------------
accordance with the provisions of this Agreement and Service Provider Agreement and the Settlement Agreement and Mutual Release of even date herewith, constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings of the Parties as to the subject matter of this Agreement. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the Parties or shall change or restrict the provisions of this Agreement.

     15.7     AUTHORITY.  Each  of  the  Parties represents and warrants that it
              ---------
has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that the execution, delivery and performance of this Agreement and the documents to be executed and delivered pursuant to this Agreement have been duly authorized by it, and that upon execution and delivery, this Agreement and all documents to be executed and delivered pursuant to this Agreement will constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms.

     15.8     COPIES.  Numerous  copies  of this Agreement have been executed by
              ------
the Parties. Each such executed copy shall have the full force and effect of an original, executed Agreement.

     15.9     AMENDMENT.  This  Agreement  shall  not  be  amended  except  by a
              ---------
writing  executed  by  all  Parties.

     15.10     COMPLIANCE  WITH  LAW.  Rangeview and the Land Board covenant and
               ---------------------
agree that during the continuance of this Agreement, they shall comply fully with all provisions, terms, and conditions of all laws whether state or federal, and orders issued thereunder, which may be in effect during the continuance hereof, which in any manner affect their operations and the Lowry Range and the Water Rights which are the subject of this Agreement.

     15.11     BINDING  EFFECT.  The  benefits and terms and obligations of this
               ---------------
Agreement shall extend to and be binding upon the successors or permitted assigns of the respective Parties hereto.

     15.12     SEVERABILITY.  If  any  clause  or provision of this Agreement is
               ------------
illegal, invalid or unenforceable under present or future laws effective during the term of this

Agreement, then and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby. It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     15.13     OPTIMUM  LONG-TERM  REVENUE.  C.R.S.  Sec.  36-1-118(1)(a) states
               ---------------------------
that the public lands of the State of Colorado may be leased by the Land Board in such manner and to such persons as will produce an optimum long-term revenue.
Article IX, Section 10 of the Colorado Constitution provides that the Land Board shall provide for the disposition of lands in such manner as will secure the maximum possible amount therefor. The Land Board determines that, under all existing facts and circumstances, this Agreement constitutes an arrangement which will produce an optimum long-term revenue and meet the requirements of C.R.S. Sec. 36-1-118(1)(a) and Article IX, Section 10 of the Colorado Constitution.

     15.14     FURTHER  ASSURANCE.  Each  of the Parties hereto, at any time and
               ------------------
from time to time, will execute and deliver such further instruments and take such further action as may reasonably be requested by the other Party hereto, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in, this Agreement and/or any other agreements or documents related thereto.

     15.15     GOVERNING LAW.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Colorado and applicable federal law.

     15.16     ARBITRATION.  Any controversy or claim arising out of or relating
               -----------
to the computation of royalties or net profits interest under this Agreement, and all other controversies or claims which the Parties have expressly agreed herein shall be submitted to arbitration, shall be settled by arbitration administered by the American Arbitration Association in accordance with its commercial rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Rangeview and the Land Board agree that the Service Provider, the Export Water Contractor, or the Export Water Purchaser, as applicable, may participate directly in any arbitration which affects such entity's rights and/or obligations with respect to the Water Rights; provided such entity agrees to be bound by the arbitration award to the same extent as the Land Board and Rangeview.

     15.17     LITIGATION.  Except  as  provided  in Section 15.16 above, in the
               ----------
event of claims, disputes or other disagreements between the Parties which the Parties are not able to resolve amicably, either party may bring suit in a court of competent jurisdiction seeking resolution of the matter.

     15.18     DUTY OF GOOD FAITH AND FAIR DEALING.  The parties acknowledge and
               ------------------------------------
agree that each party has a duty of good faith and fair dealing in its performance of this Agreement. Rangeview will advise the Land Board of its and its Service Provider's activities no less than annually until such time as production of Water Rights exceeds 500 acre feet per year and thereafter, quarterly during the term of this Agreement and will respond to reasonable requests of the Land Board for additional information on Rangeview's and its Service Provider's activities affecting the Lowry Range.

     15.19     FORCE  MAJEURE.  Should  either  Party  be  unable to perform any
               ---------------
obligation required of it under this Agreement, other than the payment of money, due to any cause beyond its control (including, but not limited to war, insurrection, riot, civil commotion, shortages, strikes, lockout, fire, earthquake, calamity, windstorm, flood, material shortages, failure of any suppliers, freight handlers, transportation vendors or like activities, or any other force majeure), then such party's performance of any such obligation shall
      -------------
be  suspended for such period as the party is unable to perform such obligation.

     >IN WITNESS WHEREOF, the Land Board has caused these presents to be executed in multiple originals by the State Board of Land Commissioners and sealed with the official seal of the Land Board. Rangeview has similarly executed this Agreement this 4th day of April, 1996.

APPROVED  AS  TO  FORM:            STATE  OF  COLORADO
                                   STATE  BOARD  OF  LAND COMMISSIONERS

GALE  A.  NORTON
Attorney  General  of  the
State  of  Colorado                /s/  Maxine  F.  Stewart
                                   ------------------------
                                   President
STEPHEN  K.  ERKENBRACK
Chief  Deputy  Attorney
General

TIMOTHY  M.  TYMKOVICH
Solicitor  General


/s/  Richard  A.  Westfall
--------------------------
Richard  A.  Westfall
Special  Deputy  Solicitor
General
                                   RANGEVIEW  METROPOLITAN  DISTRICT,
                                   ACTING  BY  AND  THROUGH  ITS WATER
                                   ACTIVITY  ENTERPRISE


                                   By:  /s/  Thomas  P.  Clark
                                        -------------------------------
                                   Its: President
                                        -------------------------------

STATE  OF  COLORADO          )
                             )  SS.
COUNTY  OF  Denver           )
           ---------


     The  foregoing  instrument  was  acknowledged  before me this  9th  day  of
                                                                   -----
April, 1996, by Maxine F. Stewart, as President of the State of Colorado, State Board of Land Commissioners.

     Witness  my  hand  and  official  seal.

     My  commission  expires:    July  28,  1997
                               -----------------------------


                                /s/  Kathleen  N.  Akin
                               -----------------------------
                               Notary  Public


STATE  OF  COLORADO          )
 CITY  AND                   )  SS.
COUNTY  OF  Denver           )
           ---------


     The  foregoing  instrument  was  acknowledged  before  me this  9th  day of
                                                                     ----
April,  1996,  by  Thomas  P.  Clark, as  President  , of Rangeview Metropolitan
                  ------------------     ------------
District.

     Witness  my  hand  and  official  seal.

     My  commission  expires:    July  17,  1996
                               -----------------


                                /s/  Joan  M.  Brennan
                               -----------------------
                               Notary  Public

                                    EXHIBITS



Exhibit  A     Water  Previously  Conveyed

Exhibit  B     Service  Agreement

Exhibit  C     Export  Water  Contract

Exhibit  D     Master  Plan  of  Well  Field  and  Rights-of-Way

Exhibit  E     Pipe  Sizes

Exhibit  F     Right-of-Way  Grant  Form

Exhibit  G     Service  Provider  Right-of-Way  License

Exhibit  H     Export  Water  Contractor  Right-of  Way  License

Exhibit  I     Guaranty